                                                                    EXHIBIT 2.11

                            Stock Purchase Agreement
                                    between
                              Mission Del Sol LLC
                                      and
                                   Texaco Inc
                               November 17, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
ARTICLE 1      DEFINITIONS................................................   1
      1.1   Definitions...................................................   1
      1.2   Interpretation................................................   8
      1.3   Accounting Terms..............................................   9
ARTICLE 2      PURCHASE AND SALE..........................................   9
      2.1   Agreement to Purchase and Sell................................   9
      2.2   Purchase Price................................................   9
      2.3   Closing.......................................................   9
ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF SELLER...................  10
      3.1   Organization..................................................  10
      3.2   Requisite Authority; Etc......................................  10
      3.3   No Conflict...................................................  10
      3.4   Consents......................................................  10
      3.5   Organization of Sunrise.......................................  11
      3.6   Capital Stock.................................................  11
      3.7   No Subsidiaries; Predecessor Status, Etc......................  12
      3.8   Books and Records.............................................  12
      3.9   Compliance with Law...........................................  12
      3.10  Litigation Claims.............................................  12
      3.11  Real Property.................................................  12
      3.12  Tangible Personal Property....................................  13
      3.13  Intellectual Property Rights..................................  13
      3.14  Contracts.....................................................  14
      3.15  Licenses......................................................  15
      3.16  Liens.........................................................  15
      3.17  Insurance.....................................................  16
      3.18  Affiliate Transactions........................................  16
      3.19  No Employees/Labor Issues.....................................  16
      3.20  Environmental Matters.........................................  17
      3.21  Bank and Brokerage Accounts; Investment Assets................  18


                                      -i-

                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            PAGE
      3.22  No Powers of Attorney.........................................  18
      3.23  Financial Statements; Budget; Projections; Absence of
            Certain Changes...............................................  18
      3.24  No Undisclosed Liabilities....................................  19
      3.25  Tax Matters...................................................  19
      3.26  Project Governmental Approvals................................  20
      3.27  Disclosure....................................................  20
      3.28  Sufficiency of Assets.........................................  20
      3.29  Employee Benefit Plans........................................  20
      3.30  Brokers' or Finders' Fees.....................................  21
      3.31  Regulatory Status.............................................  21
      3.32  No Solicitations..............................................  21
ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER............  21
      4.1   Organization..................................................  21
      4.2   Requisite Authority; Etc......................................  21
      4.3   No Conflict...................................................  22
      4.4   Consents......................................................  22
      4.5   Brokers' or Finders' Fees.....................................  22
      4.6   Investment....................................................  22
ARTICLE 5      TAX MATTERS................................................  22
      5.1   Termination of Tax Agreements.................................  22
      5.2   General.......................................................  23
      5.3   Allocation of Certain Taxes...................................  23
      5.4   Tax Indemnification...........................................  24
      5.5   Cooperation on Tax Matters, Etc...............................  25
      5.6   Tax Contest...................................................  25
      5.7   Termination of Indemnification................................  26
      5.8   Preparation and Filing of Tax Returns.........................  26
ARTICLE 6      INDEMNIFICATION............................................  27
      6.1   General Indemnification Obligations...........................  27
      6.2   Limitation on Indemnification.................................  27


                                      -ii-
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                               TABLE OF CONTENTS
                                  (CONTINUED)
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                                                                            PAGE
      6.3   Indemnification Procedures....................................  27
ARTICLE 7      CLOSING DELIVERIES.........................................  30
      7.1   Seller's Closing Deliveries...................................  30
      7.2   Purchaser's Closing Deliveries................................  31
ARTICLE 8      POST-CLOSING COVENANTS; CONDITIONS SUBSEQUENT..............  31
      8.1   Project Development...........................................  31
      8.2   Other Books and Records.......................................  32
      8.3   Notice of Sale................................................  32
      8.4   Delivery of Certain Schedules; Termination....................  32
ARTICLE 9      MISCELLANEOUS..............................................  32
      9.1   Survival of Representations and Warranties....................  32
      9.2   Notices.......................................................  33
      9.3   Transaction Expenses..........................................  34
      9.4   Entire Agreement..............................................  34
      9.5   Amendments and Modifications..................................  34
      9.6   Assignment....................................................  34
      9.7   Successors and Assigns........................................  34
      9.8   Benefits......................................................  34
      9.9   Governing Law.................................................  34
      9.10  Arbitration...................................................  34
      9.11  Severability..................................................  36
      9.12  Titles and Subtitles..........................................  36
      9.13  Counterparts..................................................  36


                              STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 17, 2000, by and among Mission Del Sol, LLC, a Delaware limited liability company ("Purchaser"), and TEXACO INC., a Delaware corporation ("Seller").

                                    RECITALS

      WHEREAS, Seller owns ten (10) shares of common stock, par value $100.00 per share, of Sunrise Power Company, a Delaware corporation ("Sunrise"), constituting all issued and outstanding shares of capital stock of Sunrise (such shares being referred to herein as the "Shares");

      WHEREAS, Sunrise owns the Sunrise Power Project, a proposed 560 megawatt gas-fired combined cycle power generation facility to be located in Kern County, California (the "Project"); and

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase, the Shares from Seller on the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the foregoing facts and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 DEFINITIONS. Except as otherwise defined herein, capitalized terms used in this Agreement shall have the meaning indicated below.

     "AAA" has the meaning set forth in SECTION 9.10(b).

     "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

     "AFFILIATE" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that second Person.

     "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

      "BENEFIT PLAN" means any Plan established by Sunrise or any predecessor or Affiliate of Sunrise, existing at the Closing Date or prior thereto, to which Sunrise contributes or has contributed, or under which any employee, former employee or director of Sunrise or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

      "BEST KNOWLEDGE" means with respect to Seller, the actual knowledge or awareness of each or any of the persons listed on EXHIBIT A, or knowledge or awareness that such person or persons should have had in the ordinary course of business.

      "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the Business or condition of Sunrise, including, without limitation, financial statements, Tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

      "BUDGET" means the budget for all development costs, capital costs, operation and maintenance costs and other operating costs relating to Phase 1.

      "BUSINESS" means all businesses of Sunrise as currently conducted and proposed to be conducted.

      "BUSINESS COMBINATION" means, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

      "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

      "CEC LICENSE" means the license to be issued by the California Energy Commission for Phase 1.

      "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act 42 U.S.C. Section 9601.

      "CLAIM NOTICE" has the meaning set forth in SECTION 6.3(a).

      "CLOSING" has the meaning set forth in SECTION 2.3.

      "CLOSING DATE" has the meaning set forth in SECTION 2.3.

      "CLOSING PRO FORMA BALANCE SHEET" means the pro forma balance sheet of Sunrise as of ______________, in a form acceptable to Purchaser.

      "CODE" has the meaning set forth in SECTION 5.8.

      "COMMERCIAL OPERATIONS DATE" means the date mutually agreed upon between Purchaser and the EPC contractor for Phase 1.

      "COMMON PARENT" has the meaning set forth in SECTION 5.1.

      "COMMON STOCK" means the common stock, par value $100.00 per share, of Sunrise.

      "CONSENT" has the meaning set forth in SECTION 3.4(a).

      "CONTRACT" means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral) including all amendments and supplements thereto.

      "CURE PERIOD" has the meaning set forth in SECTION 8.4(a).

      "ELECTION PERIOD" has the meaning set forth in SECTION 6.3(b).

      "EME" means Edison Mission Energy, a California corporation.

      "EMISSION CREDITS" means the air emissions reduction credits related to the Project, which credits are currently held in the name of Sunrise.

      "ENVIRONMENTAL CLAIM" means any notice, claim, demand or similar communication by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Regulated Material on or related to any Property or the conduct or Sunrise or (b) circumstances forming the basis of any violation, or alleged violation by Sunrise, of any Environmental Law or Governmental Approval issued under any Environmental Law.

      "ENVIRONMENTAL LAWS" means any Governmental or Regulatory Authority statute, ordinance, code, order, decree, Law, rule or regulation pertaining to or imposing liability or standards of conduct concerning environmental regulation, laws governing Regulated Materials, contamination or clean-up, health or safety, storage, handling and use of chemicals including, without limitation, CERCLA; the Resource Conversation and Recovery Act; the Emergency Planning and Community Right-to-Know Act of 1986; the Hazardous Substances Transportation Act; the Solid Waste Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Water Drinking Water Act; the Occupational Safety and Health Act; any state superlien, environmental health or safety statute; and all regulations adopted in respect of the foregoing laws, whether presently in force or proposed and coming into being and/or effectiveness hereafter.

      "EXCEPTION NOTICE" has the meaning set forth in SECTION 8.4(a).

      "FINAL PAYMENT" has the meaning set forth in SECTION 2.2(c).

      "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 3.23(a).

      "FIRPTA" means the Foreign Investment in Real Property Tax Act, as amended.

      "GAAP" means the United States generally accepted accounting principles as in effect from time to time, consistently applied.

      "GOVERNMENTAL APPROVALS" means any authorization, consent, approval, license, ruling, permit, certification, exemption, filing, order, judgment, decree, publication, notice, declaration, registration or other similar action with, by, of or to any Governmental or Regulatory Authority.

      "GOVERNMENTAL OR REGULATORY AUTHORITY" means any government, or any governmental department, commission, agency, authority, instrumentality or subdivision, or any judicial or administrative body, whether domestic, foreign, federal, state or local, having jurisdiction over the matter or matters in question.

      "INDEBTEDNESS" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

      "INDEMNIFIED PARTY" has the meaning set forth in SECTION 6.3(a).

      "INDEMNIFIED PERSONS" has the meaning set forth in SECTION 5.2(a).

      "INDEMNIFYING PARTY" has the meaning set forth in SECTION 6.3(a).

      "INDEMNITY NOTICE" has the meaning set forth in SECTION 6.3(e).

      "INITIAL PAYMENT" has the meaning set forth in SECTION 2.2(a).

      "INTELLECTUAL PROPERTY" means (a) all patents, patent applications and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, and business and marketing plans and proposals), (e) all computer software (including data and related documentation) and (f) all proprietary intellectual property rights relating to any of the foregoing.

      "INTERIM THIRD PARTY DEVELOPMENT COSTS" means all documented third party development costs necessary to develop and construct Phase 1 of the Project by the Commercial Operations

Date incurred or committed in accordance with the Budget (including, without limitation, amounts owed to Black & Veatch Construction, Inc., or its successor) during the period beginning on October 10, 2000 and ending on the Closing Date.

      "INVESTMENT ASSETS" means all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Sunrise.

      "LAW" means, (a) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental or Regulatory Authority (including, without limitation, Governmental Approvals) and (b) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental or Regulatory Authority, in each case, whether now or hereafter in effect (including, without limitation, in each case, any Environmental Law).

      "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

      "LICENSES" means all licenses, permits, easements, certificates of authority, authorizations, approvals, registrations, franchises, orders, approvals and similar consents granted or issued by any Governmental or Regulatory Authority.

      "LIENS" means, with respect to any Property, any mortgage, lien, pledge, charge, easement, trust arrangement, right of way, encroachment, conditional sale or title retention arrangement, security interest or other claim or right of any kind in respect of such Property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, such Property.

      "LOSSES" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

      "MATERIAL ADVERSE EFFECT" means a material adverse effect upon (a) the Business, operations, properties, prospects, assets or condition (financial or otherwise) of Sunrise, including, without limitation, by virtue of (i) the inability of any Person to perform in any respect under a Contract or Transaction Document to which it is a party, (ii) events affecting the development, commencement of construction, construction, financing, completion or operation of the Project, or (iii) events affecting the availability, validity or effectiveness of any License or (b) the legality, validity, or enforceability of any provision of any Transaction Document.

      "MOU" means that certain memorandum of understanding, dated October 10, 2000, by and between EME and Texaco Power and Gasification Global Inc.

      "OPTION 1" means that certain option to be granted on the Closing Date by Purchaser to Seller, or an Affiliate of Seller, to acquire fifty percent (50%) of the shares of Sunrise or its successor, in the form attached hereto as EXHIBIT B.

      "OPTION 2" means that certain letter agreement, in the form attached hereto as EXHIBIT C, between Edison Mission Energy and Seller, or an Affiliate of Seller, to be effective on the Closing Date.

      "OPTIONS" means Option 1, Option 2 and the Siemens Turbines Option.

      "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

      "PERMITTED LIENS" means (a) Liens listed on SCHEDULE 3.12; (b) Liens reflected on the Financial Statements; (c) liens for Taxes not yet due and payable; (d) easements, rights-of-way, building or use restrictions, exceptions, variances, reservations, or similar Liens of record affecting but not materially interfering with the current or intended use or operation of the Project; and
(e) materialmen's liens for amounts not in default.

      "PERSON" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

      "PHASE 1" means the initial phase of the development, construction and operation of the Project, which will include development, construction and operation of a 320 megawatt simple-cycle peaking facility.

      "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "POST-CLOSING PERIOD" has the meaning set forth in SECTION 5.2(b).

      "PRE-CLOSING PERIOD" has the meaning set forth in SECTION 5.2(a)(i).

      "PREFERENTIAL RIGHT" has the meaning set forth in SECTION 3.4(b).

      "PROJECT" has the meaning set forth in the Recitals hereto.

      "PROJECT GOVERNMENTAL APPROVALS" has the meaning set forth in SECTION 3.26(a).

      "PROJECT MANAGEMENT SERVICES AGREEMENT" means that certain agreement to be entered into between Sunrise and Seller or an Affiliate of Seller to be effective as of the Closing Date, in the form attached hereto as EXHIBIT D.

      "PROPERTY" means any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and any right or interest therein.

      "PURCHASE PRICE" has the meaning set forth in SECTION 2.2.

      "PURCHASER" has the meaning set forth in the Preamble hereto.

      "PURCHASER INDEMNIFIED PERSONS" has the meaning set forth in SECTION
5.4(a).

      "REGULATED MATERIALS" means any substance regulated under Environmental Laws because of their effect or potential effect on public health and the environment, including, without limitation, "Hazardous Substances," any "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in
Section 101 of CERCLA, "Hazardous Wastes" as that term is defined pursuant to
Section 3001 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6921, polychlorinated biphenyls, chlorinated dioxins and furans, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescibles, and infectious materials.

      "RELEASE" has the meaning set forth in SECTION 3.20(a).

      "REPRESENTATIVES" has the meaning set forth in SECTION 5.3.

      "REQUIRED PROJECT APPROVALS" has the meaning set forth in SECTION 3.26(b).

      "RIGHTS" means, with respect to any Person, any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or
(ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

      "SECOND PAYMENT" has the meaning set forth in SECTION 2.2(b).

      "SELLER" has the meaning set forth in the Preamble hereto.

      "SELLER INDEMNIFIED PERSONS" has the meaning set forth in Section 5.4(b).

      "SHARES" has the meaning set forth in the Recitals hereto.

      "SIEMENS TURBINES OPTION" means that certain option granted by an Affiliate of Purchaser to Seller, or an Affiliate of Seller, to acquire the rights to two (2) Siemens Westinghouse 501-F class combustion turbines, in the form attached hereto as EXHIBIT E.

      "SITE" has the meaning set forth in SECTION 3.11(a).

      "SITE LEASE" means that certain Ground Lease, dated of even date herewith by and between Sunrise and TCI, for the lease of the real property located in Kern County, California, on which the Project shall be constructed and operated, a copy of which is attached hereto as EXHIBIT F.

      "SITE LEASE SCHEDULES" has the meaning set forth in SECTION 8.4(a).

      "STRADDLE PERIOD" has the meaning set forth in SECTION 5.6(a).

      "SUBJECT LIENS" has the meaning set forth in SECTION 8.4(a).

      "SUNK COSTS" means $23,436,957.00.

      "SUNRISE" has the meaning set forth in the Recitals hereto.

      "TAX CONTEST" has the meaning set forth in SECTION 5.2(b).

      "TAXES" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a federal, state or local tax return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

      "TCI" means Texaco California, Inc., a Delaware corporation.

      "THIRD PARTY CLAIM" has the meaning set forth in SECTION 6.3(a).

      "TRANSACTION DOCUMENTS" means this Agreement, the Options and the Project Management Services Agreement.

     1.2 INTERPRETATION. Each definition used in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. The headings to the Articles and Sections of this Agreement are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections, Exhibits and Schedules means the Articles, Sections, Exhibits and Schedules of this Agreement. The Exhibits and Schedules referred to throughout this Agreement are hereby incorporated by reference into, and shall be deemed a part of, this Agreement, provided that no Exhibit that consists of a form of agreement or instrument shall be deemed to become effective until executed and delivered by the applicable parties. Unless the context clearly indicates otherwise, the word "including" when used in this Agreement means "including but not limited to," and the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

     1.3 ACCOUNTING TERMS. All accounting terms not defined herein shall have the meanings determined by GAAP.

                                   ARTICLE 2
                                PURCHASE AND SALE

     2.1 AGREEMENT TO PURCHASE AND SELL. In consideration of the representations, warranties and agreements contained in or made pursuant to this Agreement, Seller hereby agrees to sell, assign, transfer and convey to Purchaser the Shares, and Purchaser hereby agrees to purchase and accept the sale, assignment, transfer and conveyance to it of the Shares.

     2.2 PURCHASE PRICE. In full consideration of the Shares, Purchaser shall pay an aggregate sum of Three Million Six Hundred Thousand Dollars ($3,600,000) and the Sunk Costs (collectively, the "Purchase Price") to Seller, payable as follows:

          (a) Two Million Dollars ($2,000,000.00) paid by or on behalf of Purchaser to Seller on or about October 13, 2000, the receipt of which is hereby acknowledged by Seller and which is non-refundable to Purchaser (the "Initial Payment").

          (b) Eleven Million Seven Hundred Eighteen Thousand Four Hundred Seventy-Eight Dollars and 50/100 ($11,718,478.50), constituting one half (1/2) of the Sunk Costs (the "Second Payment"), payable by Purchaser to Seller in accordance with the terms and conditions set forth in SECTION 8.4(a) herein.

          (c) An amount equal to Eleven Million Seven Hundred Eighteen Thousand Four Hundred Seventy-Eight Dollars and 50/100 ($11,718,478.50), constituting the remaining one half (1/2) of the Sunk Costs (the "Final Payment"), payable on the third (3rd) Business Day after the later to occur of: (x) Purchaser's receipt of the CEC License, and (y) Purchaser's payment of the Second Payment.

          (d) Provided Seller, or an Affiliate or an assignee of Seller, has not exercised Option 1, an amount equal to One Million Six Hundred Thousand Dollars ($1,600,000), payable on the third (3rd) Business Day after the expiration of Option 1 (the "Contingency Payment").

          (e) Subject to SECTION 8.4, the Second Payment, if any, and the Final Payment, if any, the Contingency Payment, if any, shall be payable to Seller by wire transfer to an account or accounts designated by Seller in writing.

     2.3 CLOSING. The closing of the transactions contemplated hereunder (the "Closing") shall take place on the date hereof (the "Closing Date"), at 10:00 a.m. at the offices of Morgan, Lewis & Bockius LLP, 300 South Grand Avenue, 22nd Floor, Los Angeles, California 90071, or such other time, date and/or place as shall be agreed upon in writing by the parties. On the Closing Date, Seller shall assign and transfer to Purchaser good, valid and marketable title in and to the Shares, free and clear of all Liens, by delivering to Purchaser a certificate or certificates representing the Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with any requisite stock transfer tax stamps attached.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      As of the Closing Date, Seller hereby represents and warrants to Purchaser as to the following:

     3.1 ORGANIZATION. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to own, lease and operate its Assets and Properties and to carry on its business as now being conducted. Seller is in good standing and duly qualified to transact business in the State of California.

     3.2 REQUISITE AUTHORITY; ETC. Seller has all requisite power and authority to enter into the Transaction Documents to which it is a party.
All necessary action on the part of Seller has been taken to authorize the execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations under such Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, to own, hold, sell and transfer the Shares pursuant to this Agreement. This Agreement has been and each of the other Transaction
Documents to which Seller is a party, when executed and delivered by Seller will be, duly and validly executed and delivered by Seller and this Agreement constitutes, and each of the other Transaction Documents to which Seller is a party will constitute, valid and binding agreements of Seller, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in an proceeding in equity or at law).

     3.3   NO CONFLICT. The execution and delivery of the Transaction
Documents, the consummation of the transactions contemplated by such Transaction Documents and the compliance by Seller and Sunrise with any of the provisions of such Transaction Documents to which it is a party does not and will not
(i) violate or conflict with any provision of the charter, certificate of formation, by-laws or limited liability company agreement or other charter or governing documents of Seller and Sunrise, or any Law, judgment, order, writ, decree, determination, award or injunction applicable to Seller or Sunrise,
(ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the creation of any Lien upon any of the Assets or Properties of Seller or Sunrise under any Contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, License or other instrument or obligation of which Seller or Sunrise is a party or by which they or any of their respective Assets or Properties are bound or affected.

3.4   CONSENTS.

     (a) Except as set forth on SCHEDULE 3.4(a), no permit, application, notice, transfer, consent, approval, order, qualification, waiver from or authorization of, or declaration, filing or registration with, any Governmental or Regulatory Authority or any third party pursuant to any Contract, or otherwise (each, a "Consent"), or pursuant to any Law or Order applicable to Seller or Sunrise, or any of their Assets or Properties is currently required to be made or obtained by Seller, Sunrise or Affiliates in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated by such Transaction Documents.

     (b) Except as set forth on SCHEDULE 3.4(b), no right of first refusal, preemptive right, right of first offer and other similar rights to acquire (each a "Preferential Right") are required to be complied with by Seller, Sunrise or their respective Affiliates in connection with the execution, delivery or performance of the Transaction Documents or the consummation of the transactions contemplated by such Transaction Documents. With respect to each such Preferential Right, Seller, Sunrise and each applicable Affiliate has complied with all of the requirements of the underlying agreement which provides such Preferential Right, or the holder thereof has waived its right to exercise such Preferential Right.

     3.5 ORGANIZATION OF SUNRISE. Sunrise is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its Business and to own, use and lease its Assets and Properties. SCHEDULE 3.5 lists all lines of Business in which Sunrise is participating or engaged. Sunrise is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified on SCHEDULE 3.5, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its Business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted or be in good standing could not reasonably be expected to have a Material Adverse Effect. The name of each director and officer of Sunrise as of immediately prior to the Closing Date, and the position with Sunrise held by each, are listed on SCHEDULE 3.5. Seller has, prior to the Closing Date, delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws of Sunrise.

     3.6 CAPITAL STOCK. The authorized capital stock of Sunrise consists solely of ten (10) shares of Common Stock, of which only the Shares are issued and outstanding. The Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws, rules and regulations. None of the Shares were issued in violation of the preemptive or similar rights, whether contractual or statutory, of any past or present stockholder. Seller owns the Shares, beneficially and of record, free and clear of all Liens. Except for this Agreement, there are no Rights with respect to Sunrise. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in SECTION 2.3 hereof will transfer to Purchaser good, valid and marketable title to the Shares, free and clear of all Liens. Other than to Purchaser in connection with this Agreement, Seller has not, directly or indirectly, transferred, pledged, sold, hypothecated or otherwise disposed of the Shares or accepted a transfer, pledge, hypothecation or other disposition of the Shares, with any Person in any manner. Seller has not granted and there is no outstanding option, warrant, right of exchange or first refusal, call, subscription right or other right to acquire the Shares or agreement to issue such option, warrant, right of first refusal or other Right. Seller has not taken any actions with respect to the Shares out of the ordinary course of business on or prior to the Closing Date.

     3.7 NO SUBSIDIARIES; PREDECESSOR STATUS, ETC. Sunrise does not own, and has never owned, of record or beneficially, and does not control, and has never controlled, directly or indirectly, any capital stock, any securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, nor is, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.
SCHEDULE 3.7 lists all names of all predecessor companies of Sunrise. Except as set forth on SCHEDULE 3.7, Sunrise has not been a subsidiary or division of another corporation or business entity or been a part of an acquisition which was later rescinded.

     3.8 BOOKS AND RECORDS. The minute books and other similar records of Sunrise, as made available to Purchaser prior to the Closing Date, contain a true, accurate and complete record, in all respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the board of directors of Sunrise.
The stock transfer ledger and other similar records of Sunrise, as made available to Purchaser prior to the Closing Date, accurately reflect all transfers prior to the Closing Date in the capital stock of Sunrise. Except as set forth on SCHEDULE 3.8, Sunrise does not have any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Sunrise.

     3.9 COMPLIANCE WITH LAW. Seller and Sunrise have been and are in compliance in all respects with all Laws applicable to or otherwise concerning Sunrise and the Assets and Properties of Sunrise.

     3.10 LITIGATION CLAIMS. There are no judgments, claims, proceedings, actions, governmental investigations, injunctions, orders, lawsuits, arbitral or similar awards or rulings in existence or, to the Best Knowledge of Seller, threatened against or with respect to Seller (regarding the Assets and Properties of Sunrise), Sunrise or the Assets and Properties of Sunrise, and to the Best Knowledge of Seller there exists no particular circumstance which could reasonably be expected to give rise to such claim, proceeding, action, governmental investigation, injunction, order, lawsuit, arbitral or similar award or ruling where an unfavorable result could reasonably be expected to have a Material Adverse Effect. SCHEDULE 3.10 contains a true, complete and accurate list of all Orders binding upon Seller (regarding the Assets and Properties of Sunrise), Sunrise or the Assets and Properties of Sunrise.

     3.11  REAL PROPERTY.

     (a) Sunrise owns and leases no real property, other than the real property which Sunrise leases pursuant to the Site Lease (the "Site"). To the Best Knowledge of Seller, SCHEDULE 3.11(a) contains a true and correct list of all Liens (other than Permitted Liens) relating to or affecting the Site.

     (b) Sunrise has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Site for the full term of the Site Lease. Sunrise is in possession of all buildings, structures, facilities, fixtures and other improvements on the Site (excluding underground pipelines, utilities and/or oil field structures not conveyed to Sunrise as part of the leasehold estate), as listed on SCHEDULE 3.11(b). The Site is adequate for the development, construction and operation of Phase 1. Sunrise has adequate rights of ingress and egress with respect to the Site and to the buildings, structures, facilities, fixtures and other improvements thereon. The Site and the buildings, structures, facilities, fixtures and other improvements thereon, or the use thereof, do not contravene or violate any building, zoning, administrative, occupational safety and health or other applicable Law in any respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

     (c) The Site Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Sunrise and of each other Person that is a party thereto, and except as set forth on SCHEDULE 3.11(c), there is no, and Sunrise has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Sunrise does not owe any brokerage commissions with respect to the Site Lease.

     (d) Seller has delivered to Purchaser prior to the Closing Date true and complete copies of the Site Lease (including any amendments and renewal letters), all deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the Site.

     (e) To the Best Knowledge of Seller, except as set forth on SCHEDULE 3.11(e), no other party has any right to purchase or lease or holds any right of first refusal or option to purchase or lease the Site.

     (f) The improvements listed on SCHEDULE 3.11(f) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending, or to the Best Knowledge of Seller, threatened against the Site or the improvements thereon.

     3.12 TANGIBLE PERSONAL PROPERTY. Sunrise is in possession of and has good, valid and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all of its tangible personal property, including without limitation, the Emission Credits. All such tangible personal property, including without limitation, the Emission Credits, is free and clear of all Liens, other than Permitted Liens including Liens disclosed on SCHEDULE 3.12, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all respects with all applicable Laws.

     3.13 INTELLECTUAL PROPERTY RIGHTS. Sunrise has interests in or uses only the Intellectual Property disclosed on SCHEDULE 3.13, each of which Sunrise either has all right, title and interest in or a valid and binding license to use. No other Intellectual Property is used or necessary in the conduct of the Business. Except as disclosed on SCHEDULE 3.13, (i) Sunrise has the exclusive right to use the Intellectual Property disclosed on SCHEDULE 3.13, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Sunrise to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any license, or any interest therein, held by Sunrise in respect of such Intellectual Property, (iv) Seller has delivered to Purchaser prior to the Closing Date documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person, (v) Sunrise has taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (vi) Sunrise is not, or has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and (vii) to the Best Knowledge of Seller, such Intellectual Property is not being infringed by any other Person. Neither Seller nor Sunrise has received notice that Sunrise is infringing any Intellectual Property of any other Person, no claim is pending or, has been made to such effect that has not been resolved and Sunrise is not infringing any Intellectual Property rights of any other Person.

     3.14  CONTRACTS.

     (a) SCHEDULE 3.14(a) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the Closing Date), to which Sunrise is a party or by which any of its Assets and Properties is bound:

          (i) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Sunrise to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with Sunrise;

          (ii) all partnership, joint venture, shareholders' or other similar Contracts with any Person;

          (iii) all Contracts for the purchase or lease of any real property on which the Project shall be located, including, without limitation, the Site Lease;

          (iv) all Contracts relating to Indebtedness of Sunrise;

          (v) all Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchisees;

          (vi) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any Business Combination;

          (vii) all Contracts between or among Sunrise, on the one hand, and Seller, any officer, director, Affiliate of Seller of any such officer, director or Affiliate (other than Sunrise), on the other hand;

          (viii) all collective bargaining or similar labor Contracts;

          (ix) all Contracts that (A) limit or contain restrictions on the ability of Sunrise to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination or (B) require Sunrise to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

          (x) all other Contracts that involve any payment or potential payment, pursuant to the terms of any such Contract, by or to Sunrise; and

          (xi) all Contracts constituting Project documents, including, without limitation, the engineering, procurement and construction contract, the interconnection agreements, fuel supply agreements, gas supply agreements, long term services agreement, and operations and maintenance agreements.

     (b) Each Contract required to be disclosed on SCHEDULE 3.14(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed on SCHEDULE 3.14(b) neither Sunrise nor, to the Best Knowledge of Seller, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) and none of such Contracts contains a right of first refusal or change of control provision that will be triggered by the consummation of the transactions contemplated in the Transaction Documents.

     3.15  LICENSES.

     (a) To the Best Knowledge of Seller, SCHEDULE 3.15(a) sets forth all Licenses (including a description of the owner, the function, the expiration and renewal date of each) required for the conduct of Sunrise's Business as currently contemplated. Except as set forth on SCHEDULE 3.15(a), Sunrise owns or validly holds all such Licenses and such Licenses are valid, binding and in full force and effect. Sunrise is not, and has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

     (b) To the Best Knowledge of Seller, SCHEDULE 3.15(b) sets forth all Licenses which Sunrise does not yet have but which shall be required for the completion of Phase 1. Neither Seller nor Sunrise has reason to believe that any such License will not be granted in due course prior to the time when needed.

     (c) To the Best Knowledge of Seller, the information set forth in each application submitted by or on behalf of Seller or any of its Affiliates related to or involved with Phase 1 in connection with a License and in all correspondence sent by or on behalf of Seller or such Affiliate in respect of each such application is accurate and complete in all respects.

     3.16 LIENS. None of the Assets and Properties of Sunrise are subject to any Lien, except for Permitted Liens and the liens listed on SCHEDULE 3.11(a).

     3.17 INSURANCE. All insurance policies and fidelity bonds relating to Sunrise or the Assets and Properties of Sunrise, including summary descriptions and the termination dates thereof, in force as of the date of this Agreement are set forth on SCHEDULE 3.17. The insurance coverage provided by such policies will terminate as a result of the transactions contemplated by this Agreement and the other Transaction Documents at the earliest of transfer of title, ownership, insurable interest or risk of loss. Except as set forth on SCHEDULE 3.17, all such insurance policies and fidelity bonds are in the name of Sunrise. None of Sunrise or, to the Best Knowledge of Seller, any other party to any such policy or bond is in breach, violation or default (including with respect to the payment of premiums or the giving of notices), and, to the Best Knowledge of Seller, no event has occurred that, with notice or the lapse of time or both, could constitute such a breach, violation or default by Sunrise or any other party, or permit termination, modification or acceleration, under such policy or bond, except where any such breach, violation, default, termination, modification or acceleration could not reasonably be expected to have a Material Adverse Effect. Each policy listed on SCHEDULE 3.17 is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither Sunrise nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance policies listed on SCHEDULE 3.17 are placed with financially sound and reputable insurers and, in light of the Business, operations and Assets and Properties of Sunrise, are in amounts and have coverages that are reasonable and customary for entities engaged in such businesses and operations and having such Assets and Properties. Neither Seller nor Sunrise has received notice that any insurer under any policy referred to in this SECTION 3.17 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

     3.18 AFFILIATE TRANSACTIONS. Except as disclosed on SCHEDULE 3.18, (i) there are no intercompany Liabilities between Sunrise and Seller or any officer, director or Affiliate of Seller, (ii) neither Seller nor any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to Sunrise, (iii) Sunrise does not provide nor causes to be provided any assets, services or facilities to Seller or any such officer, director or Affiliate and (iv) Sunrise does not beneficially own, directly or indirectly, any Investment Assets of Seller or any such officer, director or Affiliate. Except as disclosed on SCHEDULE 3.18, each of the Liabilities and transactions listed on SCHEDULE 3.18 was incurred or engaged in, as the case may be, on an arm's-length basis. Except as disclosed on SCHEDULE 3.18, all settlements of intercompany Liabilities between Sunrise and Seller or any such officer, director or Affiliate, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

     3.19 NO EMPLOYEES/LABOR ISSUES. Sunrise does not have, and has never had, any employees or consultants nor any Contract providing for a commitment of employment or consultation services. Except as disclosed on SCHEDULE 3.19, none of Sunrise or any of its Affiliates involved with or related to the Project is presently nor has been in the past a party to any collective bargaining agreement, subject to a legal duty to bargain with any labor organization on behalf of employees nor operating under any expired collective bargaining agreement. Except as disclosed on SCHEDULE 3.19, there are no organizational efforts presently being made or, to the Best Knowledge of Seller, threatened by or on behalf of any labor union with respect to employees of Sunrise. Except as disclosed on SCHEDULE 3.19, none of Seller, Sunrise nor any of its Affiliates involved with or related to the Project is nor has ever been a party to or subject to any pending strike, work stoppage, organizing attempt, picketing, boycott or similar activity.

     3.20 ENVIRONMENTAL MATTERS. Sunrise has obtained all Licenses which are required in respect of its Business, operations or Assets and Properties under applicable Environmental Laws as of the Closing Date. Sunrise is in compliance in all respects with the terms and conditions of all such Licenses and with all applicable Environmental Law. Except as set forth on SCHEDULE 3.20:

     (a) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Best Knowledge of Seller, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by Sunrise to have any License required in connection with the conduct of the Business or operations of Sunrise or with respect to any treatment, storage, recycling, transportation, disposal or release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Regulated Material, and neither Seller nor Sunrise is aware of any facts or circumstances which could reasonably be expected to form the basis for any such Order, complaint, penalty or investigation.

     (b) Sunrise has not handled any Regulated Materials on any property now or previously owned or leased by Sunrise; and without limiting the foregoing (i) Sunrise has not handled or Released any polychlorinated biphenyl at, on or under any property now or previously owned or leased by Sunrise, (ii) Sunrise has not handled or Released any asbestos at, on or under any property now or previously owned or leased by Sunrise, (iii) Sunrise has not handled or Released any underground or aboveground storage tanks, active or abandoned, at, on or under any property now or previously owned or leased by Sunrise, and (iv) no Regulated Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any property now or previously owned or leased by Sunrise; during any period that Sunrise owned or leased such property.

     (c) Sunrise has not transported or arranged for the transportation of any Regulated Material to any location which is the subject of any Action or Proceeding that could lead to claims against Purchaser or Sunrise for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

     (d) No oral or written notification of a Release of a Regulated Material has been filed by or on behalf of Sunrise and no property now or previously owned or leased by Sunrise is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

     (e) To the Best Knowledge of Seller, there are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law or Order on any real property owned or leased by Sunrise, and no action of any Governmental or Regulatory Authority has been taken or to the Best Knowledge of Seller, is in process which could subject any of such properties to such Liens, and Sunrise would not be required to place any notice or restriction relating to the presence of Regulated Material at any property owned by it in any deed to such property.

     (f) Except as set forth on SCHEDULE 3.20(f), there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or on behalf of, or which are in the possession of, Sunrise or Seller in relation to any property or facility now or previously owned or leased by Sunrise which has not been delivered to Purchaser prior to the Closing Date.

     3.21 BANK AND BROKERAGE ACCOUNTS; INVESTMENT ASSETS. SCHEDULE 3.21 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Sunrise has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of Sunrise having signatory power with respect thereto; and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

     3.22 NO POWERS OF ATTORNEY. Except as set forth on SCHEDULE 3.22, Sunrise does not have any powers of attorney or comparable delegations of authority outstanding.

     3.23  FINANCIAL STATEMENTS; BUDGET; PROJECTIONS; ABSENCE OF CERTAIN
CHANGES.

     (a) Prior to the Closing Date, Seller has delivered to Purchaser the following financial statements: (i) the pro forma balance sheet of Sunrise as of November 16, 2000, in a form acceptable to Purchaser and certified by the comptroller of Seller (the "Closing Pro Forma Balance Sheet"), and (ii) the audited consolidated balance sheet of Seller and its consolidated Subsidiaries as of December 31, 1999, the related consolidated statements of operations, stockholders' equity and cash flows and all footnotes thereto, for the year ended December 31, 1999 (the "Financial Statements"). The Closing Pro Forma Balance Sheet presents fairly in all material respects on a pro forma basis the financial position of Sunrise as of November 16, 2000 and was prepared in accordance with GAAP. The Financial Statements (complete with appropriate footnote disclosures) present fairly in all material respects the consolidated financial position, results of operations, changes in stockholders' equity and cash flows of Seller and its consolidated subsidiaries at the respective date set forth therein and for the respective periods covered thereby, and were prepared in accordance with GAAP. The Closing Pro Forma Balance Sheet and the Financial Statements have been prepared from the books of account and financial records of Sunrise, and, where applicable, Seller (in the case of the Closing Pro Forma Balance Sheet) and of Seller (in the case of the Financial Statements).

     (b) Sunrise has conducted its Business only in the ordinary course of business, and there has not been (i) any event or development that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) any damage, destruction or loss, whether or not covered by insurance, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c) Seller has previously delivered the Budget to Purchaser, which Budget details in all respects the development costs for completion of Phase 1 currently anticipated to be incurred by, or on behalf of, Seller, Sunrise and their respective Affiliates in order to achieve the commencement of construction of the Project and/or the Commercial Operations Date. The Budget has been prepared by, or on behalf of, Seller and/or Sunrise in good faith, based on assumptions which are reasonable and have been consistently applied, and the Budget and assumptions have taken into account all relevant facts and circumstances.

     (d) As of the Closing Date, the Interim Third Party Development Costs are equal to the aggregate amount of $8,000,000.00

     3.24 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against, the Closing Pro Forma Balance Sheet or as disclosed on SCHEDULE 3.24, there are no Liabilities against, relating to or affecting Sunrise or any of its Assets and Properties.

     3.25  TAX MATTERS.

     (a) Within the times and in the manner prescribed by law, Sunrise has filed all Tax returns required to be filed.

          (i) Except as set forth on SCHEDULE 3.25, Sunrise has paid all Taxes which have become due or which have been claimed to be due prior to the Closing Date, and have made provision, in accordance with GAAP, for all Taxes owed or accrued through the Closing Date (including, without limitation, any supplemental, additional or other real property Tax, whether or not currently due or payable, attributable to any change of ownership of Sunrise or of any of its assets prior to the Closing Date, but excluding Taxes payable by Seller as a consequence of the sale transaction described herein).

          (ii) To the Best Knowledge of Seller, Sunrise has timely filed all required Tax returns for taxable years ending before the Closing Date in accordance with the Code, Treasury Regulations, as amended, and all applicable Laws.

          (iii) To the Best Knowledge of Seller, no examinations of the Tax returns of Sunrise are currently in progress nor threatened and no deficiencies have been asserted or assessed against Sunrise as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

          (iv) Sunrise has not been a member of any affiliated group filing a consolidated federal income Tax return, other than as a member of an affiliated group of which the common parent is Seller and does not have any liability for the Taxes of any Person (other than Sunrise) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (b) Each affiliated group filing a consolidated federal income Tax return of which Sunrise is or has been a member has filed all income Tax returns that it was required to file for each taxable period during which Sunrise was a member of such affiliated group. All such Tax returns were filed in accordance with the Code, Treasury Regulations, as amended and all applicable Laws. All income Taxes, as reported in such Tax returns, owed by any such affiliated groups have been paid, or have been accrued, for each taxable period during which Sunrise was a member of the group.

     3.26  PROJECT GOVERNMENTAL APPROVALS.

     (a) To the Best Knowledge of Seller, SCHEDULE 3.26(a) sets forth all Governmental Approvals necessary for the conduct of Sunrise's Business as currently contemplated (collectively, the "Project Governmental Approvals"). Except as set forth on SCHEDULE 3.26(a), all such Project Governmental Approvals have been duly obtained or made, were validly issued, are in full force and effect, are final and not subject to modification or appeal, are held in the name of Sunrise (as indicated on SCHEDULE 3.26(a)) and are free from any conditions or requirements. No event has occurred that could reasonably be expected to (i) result in the revocation, termination or adverse modification of any such Project Governmental Approval or (ii) affect any rights of the relevant party under any such Project Governmental Approval.

     (b) To the Best Knowledge of Seller, SCHEDULE 3.26(b) sets forth all Governmental Approvals which Sunrise does not yet have but which shall be required for the completion of Phase 1 (the "Required Project Approvals"). Neither Seller nor Sunrise has reason to believe that any Required Project Approvals will not be granted in due course prior to the time when needed.

     (c) To the Best Knowledge of Seller, the information set forth in each application submitted by or on behalf of Seller or any of its Affiliates related to or involved with the Project in connection with a Project Governmental Approval, a Required Project Approval and in all correspondence sent by or on behalf of Seller or such Affiliate in respect of each such application is accurate and complete in all respects.

     3.27 DISCLOSURE. All documents, reports or other written information pertaining to Seller, the Assets and Properties or the Project that have been furnished to Purchaser by or on behalf of Seller are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading. To the Best Knowledge of Seller, there is no fact, event or circumstance that has not been disclosed to Purchaser in writing, the existence of which could reasonably be expected to have a Material Adverse Effect.

     3.28  SUFFICIENCY OF ASSETS.

          (a) SCHEDULE 3.28(a) sets forth, to the Best Knowledge of Seller, the status of the utilities anticipated to serve Phase 1 as of the Closing Date.

          (b) The assets set forth on SCHEDULE 3.28(b) constitute all of the Assets and Properties currently owned, held or used by Seller and its Affiliates primarily in connection with the development of and/or construction of Phase 1. To the Best Knowledge of Seller, there are no other Assets or Properties (including any personnel or services) necessary to conduct the Business in respect of Phase 1 as Phase 1 is currently contemplated to be constructed and operated that will not be (a) owned or provided by Sunrise, or (b) provided to Sunrise under the Contracts listed on
SCHEDULE 3.14(a).

     3.29 EMPLOYEE BENEFIT PLANS. Sunrise has never maintained nor contributed to (nor has ever had an obligation to maintain or contribute to) any Benefit Plan.

     3.30 BROKERS' OR FINDERS' FEES. No agent, broker, investment banker, Person or firm acting on behalf of Seller, Sunrise or any of their Affiliates or under the authority of Seller, Sunrise or any of their Affiliates is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

      3.31 REGULATORY STATUS. Sunrise does not own any interest in any "qualifying cogeneration facility" or any "qualifying small power production facility" as such terms are defined under the Public Utility Regulatory Policies Act of 1978, as amended (16 U.S.C. Section 796, ET SEQ.), and the regulations of the Federal Energy Regulatory Commission promulgated thereunder, as amended from time to time. Neither Seller nor Sunrise has filed for exempt wholesale generator status with respect to the Project.

      3.32 NO SOLICITATIONS. Since execution of the MOU, Seller has not taken, and has not permitted Sunrise or any Affiliate of Seller (or authorized or permitted any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or Sunrise or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (a) to engage in any Business Combination with Sunrise, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination with Sunrise or (c) to furnish or cause to be furnished any information with respect to Sunrise to any Person who Seller, Sunrise or such Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Business Combination with Sunrise.

                                    ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      As of the Closing Date, Purchaser represents and warrants to Seller and Sunrise as follows:

     4.1   ORGANIZATION.

           (a) Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

           (b) Purchaser is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the use and ownership of its assets or the conduct of its business requires such license or qualification, except where the failure to be so qualified or licensed would not have a material adverse effect on Purchaser.

     4.2 REQUISITE AUTHORITY; ETC. Purchaser has all requisite power and authority to enter into the Transaction Documents to which it is a party. All necessary action on the part of Purchaser has been taken to authorize the execution and delivery of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations under such Transaction Documents and the consummation of the transactions contemplated under such

Transaction Documents. This Agreement has been, and each of the other Transaction Documents to which Purchaser is a party, when executed and delivered by Purchaser, will be, duly and validly executed and delivered by it, and this Agreement constitutes, and each of the other Transaction Documents will constitute, valid and binding agreements of Purchaser, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor any of the Transaction Documents to which Purchaser is a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by it with any of the provisions hereof or thereof will (i) violate or conflict with any provision of the charter or by-laws or other governing documents of Purchaser, or any Law, judgment, order, writ, decree or injunction applicable to Purchaser, or (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of which Purchaser is a party or by which it or any of its Assets or Properties are bound.

     4.4 CONSENTS. No Consent is currently required to be made or obtained by Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by hereunder.

     4.5 BROKERS' OR FINDERS' FEES. No agent, broker, investment banker, Person or firm acting on behalf of Purchaser or any of its Affiliates or under the authority of Purchaser or any of its Affiliates is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

     4.6 INVESTMENT. Purchaser is acquiring the Shares for its own account for investment purposes and not with a view toward any resale or distribution thereof; PROVIDED, HOWEVER, that the disposition of its properties shall at all times remain within its control. Purchaser acknowledges that such Shares have not been registered under the Securities Act of 1933, as amended and that it may not sell any such Shares except in accordance with the Securities Act of 1933, as amended, or applicable exemptions therefrom.

                                    ARTICLE 5
                                   TAX MATTERS

     5.1 TERMINATION OF TAX AGREEMENTS. As of the Closing Date, Seller represents and warrants to Purchaser that any and all agreements between each common parent of any affiliated group filing a consolidated federal income
Tax return of which Sunrise is or has been a member (each a "Common Parent") and Sunrise includible in such Common Parent's consolidated federal income Tax return are terminated with respect to Sunrise as of the Closing Date and will have no further effect for any taxable year with respect to Sunrise for any year from and after the Closing Date.

     5.2 GENERAL. Seller and Purchaser covenant with each other regarding Taxes as follows:

           (a) SELLER'S LIABILITY. Seller shall be liable for (i) any and all liability with respect to Taxes which are imposed on or incurred by Sunrise for any taxable period ending on or before the Closing Date for Sunrise for which the Taxes are imposed or incurred ("Pre-Closing Period"), (ii) any liability for any taxable period for Sunrise for Taxes of other Persons pursuant to Treasury Regulation Section 1.1502-6 (or any comparable or similar provision under state or local law), as transferee or successor or pursuant to any contractual obligation or otherwise, and (iii) the portion of any Taxes (other than Taxes described in SECTION 5.2(a)(ii) above) which are imposed or incurred by Sunrise for any taxable period beginning before and ending after the Closing Date which are allocable as described in SECTION 5.3 to the period ending on the Closing Date.

           (b) PURCHASER'S LIABILITY. Purchaser and Purchaser's Affiliates shall be liable for (i) any and all liability with respect to Taxes which are imposed on or incurred by Sunrise for any taxable period beginning after the Closing Date for Sunrise ("Post Closing Period"), (ii) any liability of Purchaser or its Subsidiaries for Taxes of other Persons pursuant to Treasury Regulation Section 1.1502-6 (or any comparable state or local law) as transferee or successor or pursuant to any contractual obligation of otherwise, (iii) the portion of any Taxes (other than Taxes as described in SECTION 5.2(b)(ii) above) which are imposed on or incurred by Sunrise for any taxable period beginning before and ending after the Closing Date which are allocable as set forth in SECTION 5.3 to the period beginning after the Closing Date

           (c) TRANSFER TAXES. Purchaser shall pay any and all federal or state real or personal property transfer, recording, sales, use or similar Taxes arising from the transfer of the ownership of Sunrise from Seller to Purchaser.

     5.3 ALLOCATION OF CERTAIN TAXES. In the case of any Tax that is attributable to a taxable period which begins before the Closing Date and ends after the Closing Date, the amount of Taxes attributable to the Pre-Closing Period or the Post-Closing Period shall be determined as follows:

           (a) Except to the extent provided in SECTION 5.3(b), all other Taxes shall be allocated between the Pre-Closing Period and the Post-Closing Period based upon an interim closing of the books of Sunrise as of the end of the day on the Closing Date and the computation of the Tax for each resulting period shall be computed as if each period were a separate taxable period; PROVIDED, HOWEVER, in no event shall the hypothetical Tax for any period be less than zero.

           (b) In the case of ad valorem Taxes imposed on Sunrise and franchise or similar Taxes imposed on Sunrise based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, such Taxes shall be allocated between the Pre-Closing Period and the Post-Closing Period based upon the respective number of days in each such period.

     5.4   TAX INDEMNIFICATION.

          (a) SELLER'S INDEMNIFICATION. Seller shall indemnify Purchaser and its parent, Affiliates, subsidiaries and their respective officers, directors, stockholders, agents, representatives, employees, successors and assigns (the "Purchaser Indemnified Persons") in respect of, and hold each Purchaser Indemnified Person harmless, on an after-Tax basis, against (x) Losses resulting from, relating to, or constituting a breach of any representation contained in SECTION 3.25, hereof and (y) the failure to perform any covenant or agreement set forth in this ARTICLE 5.

          (i) Any and all Taxes due and payable or accrued with respect to the Pre-Closing Period.

          (ii) Any liability of Sunrise for Taxes of other entities whether pursuant to Treasury Regulation Section 1.1502-6 (or any comparable or similar provision under state, local or foreign law), as transferee or successor or pursuant to any contractual obligation or otherwise.

          (iii) For purposes of this SECTION 5.4(a), any and all transactions or events contemplated by this Agreement that occur on or prior to the Closing Date shall be deemed to have occurred in a Pre-Closing Period.

          (iv) Amounts payable pursuant to this SECTION 5.4(a) shall be computed after taking into account all Tax consequences to the Purchaser Indemnified Person of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus, it is the intention of the parties that the Purchaser Indemnified Persons be held harmless with respect to the liability that give rise to the right to the indemnification payment on an after-Tax basis.

           (b) PURCHASER'S INDEMNIFICATION. Purchaser shall indemnify Seller and its parent, Affiliates, subsidiaries and their respective officers, directors, stockholders, agents, representatives, employees, successors and assigns (the "Seller Indemnified Persons") in respect of, and hold each Seller Indemnified Person harmless, on an after-Tax basis, against the failure to perform any covenant or agreement set forth in this ARTICLE 5.

          (i) Any and all Taxes due and payable or accrued with respect to the Post-Closing Period.

               (ii) Any liability of Sunrise for Taxes of other entities whether pursuant to Treasury Regulation Section 1.1502-6 (or any comparable or similar provision under state, local or foreign law), as transferee or successor or pursuant to any contractual obligation or otherwise.

               (iii) For purpose of this SECTION 5.4(b), any and all transactions or events contemplated by this Agreement that occur after the Closing Date shall be deemed to have occurred in a Post-Closing Period.

               (iv) Amounts payable pursuant to this SECTION 5.4(b) shall be computed after taking into account all Tax consequences to the Seller Indemnified Person of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus, it is the intention of the parties that the Seller Indemnified Persons be held harmless with respect tot he liability that gave rise to the right to the indemnification payment on an after-Tax basis.

     5.5 COOPERATION ON TAX MATTERS, ETC. Purchaser, Seller and the Common Parent shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; and provided further that no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. Purchaser agrees to retain all books and records with respect to Tax matters pertinent to Sunrise relating to any Tax periods ending on or prior to the Closing Date and any Tax periods beginning before the Closing Date and ending after the Closing Date until the expiration of any applicable statute of limitations or extensions thereof.

     5.6 TAX CONTEST. Purchaser and Seller shall notify the other party in writing within thirty (30) days of receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a "Tax Contest") that could reasonably be expected to result in an indemnification obligation by Seller of Purchaser under this ARTICLE 5.

           (a) To the extent that a Tax Contest relates to a Pre-Closing Period or to any Taxes for which Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of that part of such Tax Contest. To the extent that such Tax Contest relates to any Post-Closing Period or to any Taxes for which Purchaser is liable in full hereunder, Purchaser shall at its own expense control the defense and settlement of that part of such Tax Contest. The party not in control of the defense shall have the right to observe the conduct of any Tax Contest at its own expense, including through its own counsel and other professional experts. Purchaser and Seller shall jointly represent Sunrise in any Tax Contest relating to a Straddle Period, and fees and expenses related to such representation shall be paid equally by Purchaser and Seller. "Straddle Period" shall mean any taxable period beginning before and ending after the Closing Date.

           (b) Notwithstanding anything to the contrary in SECTION 5.6(a), to the extent that an issue raised in any Tax Contest controlled by one party or jointly controlled could materially affect the liability for Taxes of the other party, the controlling party shall not, and neither party in the case of joint control shall, enter into a final settlement without the consent of the other party, which consent shall not be unreasonably withheld. Where a party withholds its consent to any final settlement, that party may continue or initiate further proceedings, at its own expense, and the liability of the party that wished to settle (as between the consenting and the nonconsenting party) shall not exceed the liability that would have resulted from the proposed final settlement (including interest, additions to tax, and penalties that have accrued at that time), and the non-consenting party shall indemnify the consenting party for such Taxes.

           (c) DISPUTES. In the event that a dispute arises between Seller and Purchaser as to the amount of Taxes or indemnification or any other matter relating to Taxes attributable to Sunrise, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved 30 days thereafter, the parties shall submit the dispute to a mutually agreeable independent accounting firm for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of such independent accounting firm in resolving the dispute shall be borne equally by Seller and Purchaser. Any payment required to be made as a result of the resolution of the dispute by such independent accounting firm shall be made within ten days after such resolution, together with any interest determined by such independent accounting firm to be appropriate.

     5.7 TERMINATION OF INDEMNIFICATION. The obligation to indemnify and hold harmless a party hereto pursuant to this ARTICLE 5 shall terminate thirty (30) days following the expiration of the applicable statute of limitations with respect to the tax liabilities in question (giving effect to any extension thereof).

      5.8   PREPARATION AND FILING OF TAX RETURNS.

           (a) Seller and the Common Parent shall cause to be prepared and timely filed all Tax returns of Sunrise attributable to all periods that end on or before the Closing Date.

           (b) Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax returns with respect to Sunrise or in respect of its businesses, assets or operations.

           (c) Any Tax return to be prepared and filed by Purchaser or Seller or the Common Parent as provided in this SECTION 5.8 shall be prepared on a basis consistent with the last previous similar Tax return. Purchaser shall consult with Seller and the Common Parent concerning each such Tax return to be prepared and filed by Purchaser for periods after the Closing Date and report all items with respect to the portion of the period ending on the Closing Date in accordance with the instructions of Seller to the extent such reporting is allowable without in Purchaser's determination significant risk of the imposition of penalties or additions to Taxes as determined by Purchaser in consultation with its tax advisors. Purchaser shall cause
Sunrise to provide Seller with a copy of each such proposed tax return (and such additional information regarding such tax return as may reasonably be requested by Seller) at least forty-five (45) days prior to the filing of such tax return, except that (i) in the case of a tax return relating to a monthly taxable period, the copy shall be provided to Seller at least ten
(10) days prior to the filing of such tax return and (ii) in the case of a tax return due within ninety (90) days following the Closing Date, the copy shall be provided to Seller in such shorter period of time prior to filing as Purchaser shall reasonably determine to be practicable.

                                    ARTICLE 6
                                 INDEMNIFICATION

     6.1   GENERAL INDEMNIFICATION OBLIGATIONS.

           (a) Seller shall indemnify, defend and hold harmless Purchaser, its parent, Affiliates, subsidiaries and their respective officers, directors, stockholders, agents, representatives, employees, successors and assigns from and against any and all Losses based upon, arising out of, in connection with, or relating to, directly or indirectly, any inaccuracy or breach of any representation, warranty, covenant or agreement of Seller or its Affiliates contained in this Agreement.

           (b) Purchaser shall indemnify, defend and hold harmless Seller, its parent, Affiliates, subsidiaries and their respective officers, directors, stockholders, agents, representatives, employees, successors and assigns from and against any and all Losses based upon, arising out of, in connection with, or relating to, directly or indirectly, any inaccuracy or breach of any representation, warranty, covenant or agreement of Purchaser or its Affiliates contained in this Agreement.

     6.2   LIMITATION ON INDEMNIFICATION.

           (a) Except as set forth in SECTION 6.2(b), the indemnification obligations hereunder of an Indemnifying Party (as defined in SECTION 6.3(a)) shall not exceed Thirty-Five Million Dollars ($35,000,000) in the aggregate.

           (b) Notwithstanding anything to the contrary, the indemnification obligations hereunder of Seller with respect to Losses arising out of any breach of Seller's representations, warranties and covenants set forth in
SECTION 3.4, SECTION 3.6, SECTION 3.11, SECTION 3.12 SECTION 3.20, SECTION
3.25 and ARTICLE 5 shall not exceed Fifty Million Dollars ($50,000,000) in the aggregate; provided, however, such Losses shall be applied to the maximum amount specified in SECTION 6.2(a) and shall not be exclusive thereof.

     6.3 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

           (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (A) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims ("Third Party Claim") asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (B) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party's request for indemnification under this Agreement.

           (b) Within ten (10) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party
(A) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (B) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

           (c) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Agreement and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this SECTION 6.3. The Indemnifying Party shall have full control of such defense and proceedings including any compromise or settlement thereof; PROVIDED, HOWEVER, that (i) any such compromise or settlement shall include a full and general release and waiver of all claims against the Indemnified Party and its Affiliates with respect to the subject matter of such compromise or settlement, in form and substance reasonably satisfactory to the Indemnified Party, and (ii) any such compromise or settlement involving non-monetary obligations of the Indemnified Party, or otherwise having a direct effect upon its continuing operations, shall be subject to the consent of the Indemnified Party. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which are not unnecessarily prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including, the making of any related reasonable counterclaim against the Person asserting the Third Party Claim or any reasonable cross-complaint against any Person and providing reasonable access to information and data. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this SECTION 6.3 and, except as permitted above or pursuant to this SECTION 6.3, shall bear its own costs and expenses with respect to such participation.

           (d) If the Indemnifying Party fails to notify the Indemnified
Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Agreement, or if the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to this SECTION 6.3, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this SECTION 6.3 but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (except where the Indemnifying Party has timely disputed its liability, in which event SECTION 6.3(f) shall apply), the Third Party Claim. The Indemnified Party shall have full control of such defense and proceedings including any compromise or settlement thereof; PROVIDED, HOWEVER, that (i) any such compromise or settlement shall include a full and general release and waiver of all claims against the Indemnifying Party and its Affiliates, in form and substance satisfactory to the Indemnifying Party, and (ii) any such compromise or settlement involving non-monetary obligations of the Indemnifying Party, or otherwise having a direct effect upon its continuing operations, shall be subject to the consent of the Indemnifying Party. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this SECTION 6.3(d), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

           (e) In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

           (f) Payments of all amounts owing by the Indemnifying Party pursuant to SECTIONS 6.3(c) and 6.3(d) (except as set forth in the next sentence) shall be made not later than thirty (30) days after the latest of
(A) the settlement of the Third Party Claim or (B) the expiration of the period for appeal of a final adjudication of such Third Party Claim, except that amounts payable to the Indemnified Party for reasonable out of pocket expenses incurred by the Indemnified Party and for which it is entitled to indemnity hereunder shall be paid within 30 days of receipt of invoice therefor by the Indemnifying Party. Payments of all amounts owing by the Indemnifying Party pursuant to SECTION 6.3(d) (in the case where the Indemnifying Party has timely disputed its liability) or SECTION 6.3(e) shall be made not later than thirty (30) days after the expiration of the thirty-day Indemnity Notice period or, if the Indemnifying Party has timely disputed its liability, the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

           (g) The failure to provide notice as provided in this SECTION 6.3 shall not excuse any party from its continuing obligations hereunder; PROVIDED, HOWEVER, any claim shall be reduced by the damages resulting from such party's delay or failure to provide notice as provided in this SECTION 6.3.

                                   ARTICLE 7
                               CLOSING DELIVERIES

      7.1 SELLER'S CLOSING DELIVERIES. On the Closing Date, Seller shall, or shall cause its Affiliates (as applicable) to, execute and/or deliver, to Purchaser the following:

           (a) each of the Transaction Documents, duly executed by an authorized officer of Seller or its Affiliate, as applicable;

           (b) copies of all Consents set forth on SCHEDULE 3.4(a), which Consents shall be in full force and effect on the Closing Date.

           (c) the original stock certificates constituting all of the issued and outstanding shares of Sunrise and which are held in the name of Seller, duly endorsed in blank and accompanied by duly executed stock powers;

           (d) the original corporate minute books (including, without limitation, Sunrise's charter documents), stock books, stock ledger and corporate seal of Sunrise;

           (e) the Site Lease and all other agreements between Seller or its Affiliates on the one hand, and Sunrise on the other hand, required to be delivered by Seller and Affiliates of Seller pursuant to this Agreement necessary for the development, construction, ownership, operation and maintenance of Phase 1, each in form and substance satisfactory to Purchaser and each duly executed by authorized representatives of all parties thereto;

           (f) the original certificates reflecting the Emission Credits;

           (g) a copy of a title commitment (all costs, expenses and premiums of such title commitment and subsequent CLTA title insurance policy shall be solely at the Seller's cost and expense; provided, however, that if Purchaser desires to upgrade to an ALTA title insurance policy, Purchaser shall pay all upgrade costs, expenses and premiums) to insure the Site, in form and substance satisfactory to Purchaser and issued by one or more title companies satisfactory to Purchaser;

           (h) updates of the environmental reports disclosed on SCHEDULE 3.20(f) from the date of their respective issuance through the Closing Date;

           (i) agreements terminating any Affiliate agreements and arrangements disclosed on SCHEDULE 3.18 and SCHEDULE 3.14(a) hereto (other than the Site Lease);

           (j) a FIRPTA certificate in compliance with Section 1445(b)(2) of the Code;

           (k) custody of all Books and Records of Sunrise and the Project;

           (l) an officer's certificate, signed by a duly authorized officer of Seller, certifying (i) the incumbency of Seller's officer(s) executing the Transaction Documents, (ii) Sunrise's certificate of incorporation and bylaws, each as amended to date, and (iii) the resolutions of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

           (m) certificates of good standing of Sunrise and certificates of tax good standing attesting to the payment by Sunrise of all franchise and other applicable taxes, issued by the Secretary of State or other appropriate official of the State of Delaware and of each jurisdiction in which Sunrise is required to be qualified to transact business;

           (n) resignations of all officers and directors of Sunrise, effective as of the Closing Date;

           (o) an opinion of Tony O. Hemming, Esq., counsel to Seller and Sunrise, dated as of the Closing Date, substantially in the form of EXHIBIT G attached hereto;

           (p) without limitation by specific enumeration of the foregoing, all other agreements, certificates and documents reasonably required to consummate the transactions contemplated hereunder.

     7.2 PURCHASER'S CLOSING DELIVERIES. On the Closing Date, Purchaser shall, or shall cause its Affiliate (as applicable) to, execute and/or deliver to Seller the following:

           (a) each of the Transaction Documents, duly executed by an authorized officer of Purchaser or its Affiliate, as applicable;

           (b) copies of all Consents set forth on SCHEDULE 4.4, which Consents shall be in full force and effect on the Closing Date;

           (c) an officer's certificate, signed by a duly authorized officer of Purchaser, certifying (i) the incumbency of Purchaser's officer(s) executing this Agreement, and (ii) the resolutions of Purchaser authorizing the execution, delivery and performance of the Transaction Documents, and the transactions contemplated hereby;

           (d) an opinion of Steven D. Eisenberg, Esq., counsel to Purchaser, dated as of the Closing Date, in substantially the form of EXHIBIT H attached hereto;

           (e) without limitation by specific enumeration of the foregoing, all other agreements, certificates and documents reasonably required to consummate the transactions contemplated hereunder.

                                   ARTICLE 8
                POST-CLOSING COVENANTS; CONDITIONS SUBSEQUENT

     8.1 PROJECT DEVELOPMENT. After the Closing Date, Seller will assist Purchaser in the development and management of the Project pursuant to the Project Management Services Agreement.

     8.2 OTHER BOOKS AND RECORDS. If, after the Closing Date, Seller discovers in its possession or under its control any other Books and Records, it shall promptly deliver such Books and Records to Purchaser.

     8.3 NOTICE OF SALE. In the event Purchaser decides to sell any portion of the Project or EME decides to sell any portion of its ownership interest in Purchaser, Purchaser or EME, as applicable, shall give Seller thirty (30) days' prior notice of such impending sale.

     8.4   DELIVERY OF CERTAIN SCHEDULES; TERMINATION

           (a) On or prior to 5:00 p.m. (PST) December 1, 2000, Seller shall deliver SCHEDULE 3.11(a) to this Agreement and shall cause its affiliate, TCI, to deliver SCHEDULE 17.1.8 to the Site Lease (collectively, the "Site Lease Schedules"). Upon receipt of the Site Lease Schedules, Purchaser and Sunrise shall have ten (10) days (provided that if the tenth (10) day is not a Business Day, Purchaser and Sunrise shall have until the next Business Day) in which to review the Site Lease Schedules, to determine whether any Liens disclosed thereon may reasonably have an impact upon the development, construction and/or operation of the Project (the "Subject Liens"), and to notify Seller in writing of the same (an "Exception Notice"). Seller and TCI shall have the period from their receipt of the Exception Notice until 5:00 p.m. (PST) on December 22, 2000 (such period, the "Cure Period") during which to remove and/or cure the Subject Liens and to provide Purchaser and Sunrise satisfactory written evidence of such removal and/or cure. In the event that Seller and TCI provides such satisfactory written evidence to Purchaser and Sunrise prior to the expiration of the Cure Period, Purchaser shall make the Second Payment to Seller within three (3) Business Days after Seller and TCI provide such satisfactory written evidence to Purchaser and Sunrise.

           (b) In the event that Seller and TCI fail to deliver the Site Lease Schedules within the time period prescribed in SECTION 8.4(a) above or fail to remove and/or cure within the Cure Period any of the Subject Liens identified in the Exception Notice in accordance with SECTION 8.4(a), the Transaction Documents and the Site Lease shall, at the election of Purchaser and Sunrise, terminate, shall be void ab initio and shall be of no further force or effect, without any liability or obligation on the part of Purchaser, Seller or Sunrise. In addition, upon termination of the Transaction Documents in accordance with this SECTION 8.4(b), (i) the MOU shall also terminate and shall be of no further force and effect, and (ii) Purchaser shall reconvey to Seller the Shares and the Books and Records of Sunrise delivered to Purchaser in accordance with Sections 7.1(c) and 7.1(k) hereof.

                                    ARTICLE 9
                                  MISCELLANEOUS

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Seller contained in or made pursuant to this Agreement shall survive for a period of one (1) year from and after the Closing Date; provided that, the indemnification obligations set forth in
ARTICLE 5 and the representations and warranties set forth in SECTION 3.4,
SECTION 3.6, SECTION 3.11, SECTION 3.12, SECTION 3.20 and SECTION 3.25 shall survive until the thirtieth (30th) day following expiration of the applicable statute of limitations.

     9.2 NOTICES. Unless otherwise provided herein, any and all notices, requests and other communications required or permitted under this Agreement must be in writing and shall be deemed duly given only if delivered personally or sent by confirmed facsimile transmission, United States first class mail, or certified or registered mail, return receipt requested, or recognized national air courier service, postage or other charges prepaid to the parties at the following addresses or facsimile numbers:

            If to Seller:

                  Texaco Inc.
                  c/o Texaco Power & Gasification Inc.
                  Burbank Media Studios
                  2255 N. Ontario Street
                  Burbank, California 91504-3120
                  Attn:       Andrew D.  Hall
                  Facsimile No.:  818-736-5676

            with a copy to:

                  Texaco Legal Department
                  1111 Bagby
                  Houston, Texas  77002
                  Attention: Tony O. Hemming, Esq.
                  Facsimile No.: 713-752-3259

            If to Purchaser:

                  Mission Del Sol, LLC
                  c/o Edison Mission Energy
                  18101 Von Karman Avenue, Suite 1700
                  Irvine, California 92612-1046
                  Attention:  General Counsel
                  Facsimile No.:    949-757-0807

            with a copy to:

                  Morgan, Lewis & Bockius LLP
                  300 South Grand Avenue, 22nd Floor
                  Los Angeles, California  90071-3132
                  Attention:  Richard A.  Shortz, Esq.
                  Facsimile No.: 213-612-2554

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by overnight courier to the address as provided in this Section, be deemed given upon receipt, and (iv) if delivered by United States first class or certified or registered mail in the manner described above to the address as provided in this Section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice in accordance with this SECTION 9.2 specifying such change to the other party hereto.

     9.3 TRANSACTION EXPENSES. Each of Seller and Purchaser shall bear the fees and expenses of its legal counsel and other consultants and advisors in connection with the Transaction Documents.

     9.4 ENTIRE AGREEMENT. This Agreement, the other Transaction Documents and the other documents referred to herein and therein which form a part hereof and thereof, constitute the entire agreement by and between the parties concerning the purchase of Shares from Seller and supersede the MOU and any other prior understandings, agreements or representation by or between the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

     9.5 AMENDMENTS AND MODIFICATIONS. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties hereto.

     9.6 ASSIGNMENT. No party may assign its rights or obligations hereunder without the written consent of the non-assigning party, which consent may be granted in the sole discretion of the non-assigning party; PROVIDED, HOWEVER, Purchaser may assign its rights and obligations hereunder to a 50% Affiliate without Seller's consent.

     9.7 SUCCESSORS AND ASSIGNS. All the terms and conditions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     9.8 BENEFITS. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     9.9 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California, without regard to the conflicts of laws provisions thereof.

     9.10  ARBITRATION.

           (a) In the event of a disagreement between the parties involving the application or the interpretation of any provision of this Agreement, the matter involved in the disagreement shall, upon demand of either party, be submitted to arbitration in the manner hereinafter provided. Submission to arbitration, as hereinafter provided, shall be a condition precedent to any right to institute proceedings at law or in equity concerning such matter.

           (b) The disputing parties shall make every reasonable effort to resolve disputes, claims and controversies prior to any such dispute, claim or controversy reaching a state that requires implementation of this SECTION
9.10 for resolution. However, should any controversy arise between the parties as to which the disputing parties are unable to effect a satisfactory resolution, such controversy shall be submitted to arbitration in accordance with the terms and provisions of this SECTION 9.10 and in accordance with the rules of the American Arbitration Association (or any successor organization) ("AAA").

           (c) A party desiring to submit to arbitration any such controversy shall furnish its demand for arbitration in writing to the other party affected by the dispute, which demand shall contain a brief statement of the matter in controversy, as well as a list containing the names of three (3) suggested arbitrators from which list, of from other sources, the disputing parties shall choose only one (1) mutually acceptable arbitrator. If the disputing parties fail to agree upon the identity of an arbitrator within ten
(10) days from the receipt of such notice, then any disputing party, on behalf of and after notice to the other disputing party, may request appointment by the AAA in accordance with its rules then prevailing of a panel of three (3) arbitrators. If the AAA should fail to appoint the arbitrators within fifteen (15) days after such request is made, then any disputing party may apply, on notice to the other disputing party, to the court as provided in California Code of Civil Procedure Section 1281.6 for the appointment of arbitrators. Each of the arbitrators chosen or appointed pursuant to this SECTION 9.10 shall be a person having at least ten (10) years' experience in the United States in a profession related to the subject matter involved in the dispute and shall not be a past or present officer, director or employee of any of the parties or their Affiliates.

           (d) Each disputing party shall furnish the arbitrator(s) and the other disputing party with a written statement of matters it deems to be in controversy for purposes of the arbitration procedures. Such statement shall also include all arguments, contentions and authorities which it contends substantiate its position. A hearing may be held at the option of any party to the arbitration, which hearing shall be conducted in accordance with the rules of the AAA. If only one (1) arbitrator is appointed pursuant to this
SECTION 9.10 hereof, such arbitrator shall render his or her decision and award as soon as possible, but no later than thirty (30) days after the later of his or her receipt of such written statements from each of the disputing parties or the conclusion of hearings before such arbitrator. If, however, three (3) arbitrators are appointed, they shall render their decision and award, upon the concurrence of at least two (2) of their number, as soon as possible, but no later than thirty (30) days after the later of the receipt by such arbitrators of such written statements by each of the disputing parties or the conclusion of hearings before such arbitrators. The decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the parties. Such decision shall be based solely upon the written arguments and contentions, coupled in appropriate cases with evidence and/or legal authorities, submitted by each disputing party. Except with the consent of each disputing party, the arbitrator shall not retain or consult any experts in arriving at the decision. In rendering such decision and award, the arbitrator(s) shall not add to, subtract from, or otherwise modify the provisions of this Agreement.

           (e) Each party agrees that judicial judgment may be had on the decision and award of the arbitrator(s) so rendered and may be enforced in accordance with the laws of the State of California.

           (f) Notwithstanding the above, in the event any arbitrator appointed by the disputing parties dies, refuses to act, or becomes incapable of acting, then the disputing parties shall appoint a successor arbitrator within five (5) days of notice of said disability. In the event the disputing parties fail to appoint the required successor within such time, any disputing party, after notice to the other disputing party, may apply to the court as provided in California Code of Civil Procedure Section 1281.6 for the appointment of such necessary arbitrator.

           (g) Each disputing party shall bear the expense of its own counsel, experts and presentation of proof. The disputing parties shall share equally the expense of the arbitrator(s), and all other expenses of the arbitration.

     9.11 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     9.12 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     9.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which, when executed and delivered to the other party, shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                     * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             SELLER:
                             TEXACO INC.,
                             a Delaware corporation
                             By:         /s/  Andrew D. Hall
                             Name:       /s/  Andrew D. Hall
                             Title:      Attorney in Fact



                             PURCHASER:
                             MISSION DEL SOL, LLC,
                             a Delaware limited liability company
                             By:        /s/ Gerard P. Loughman
                             Name:      /s/ Gerard P. Loughman
                             Title:     President and Chief Executive Officer

                                    EXHIBIT A

Andrew D. Hall
Gordon M. Thomson
Julie D. Way
Mervyn Soares
Brian Burt